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                                                                   Exhibit 10.34
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August 1, 2001

Mr. Benoit Y. Pouliquen              CONFIDENTIAL

Dear Benoit:

I am writing with a formal offer of employment that documents and confirms our agreement regarding your employment with Sheldahl, Inc. You will be employed as President and Chief Executive Officer of Sheldahl. This position will report to the Board of Directors of the Company. The compensation for this position is as follows:

..    Base salary of $27,500 per month ($330,000 annually).

..    You will be eligible to receive an annual performance bonus of 50% of base salary received during the relevant period if you meet target financial and/or other objectives. The target objectives that govern your bonus and the equations that determine the bonus amount actually earned will be established jointly by you and the Board for FY2001 on or before September 30, 2001 and within 30 days of approving the Company's annual plan in each subsequent year by the Board, on or before April 15 of each year. Any bonus earned by you will be paid (minus applicable withholding) within two pay dates after the audited year-end results are complete. You will be guaranteed a minimum performance bonus of $100,000 for FY2001 provided you are employed by the Company on December 31, 2001.*

..    You will receive non-qualified stock option grants aggregating 2,287,000 shares. The stock options will be granted as of the date of the commencement of your employment and will be exercisable at the average of the high and low sales price on that date. Approximately 787,000 of such options will be granted subject to shareholder approval of an increase in the number of shares available under the Plan and an increase in the annual grant limit provided thereunder, which approval shall be sought at the next meeting of shareholders. These options will vest and be exercisable on the following schedule:

          20% on the date of grant; and

          20% on each of the first, second, third and fourth anniversaries of the date of grant.

     The options are subject to immediate vesting upon a change of control as provided in the 1994 Stock Plan.

     After your employment begins, we will present you with stock option agreements for your signature, the terms of which will be consistent with this letter.
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* Mr. Pouliquen accepted a seven-year incentive stock option to purchase 198,000 shares and a seven year non-qualified stock option to purchase 52,000 shares of the Company's common stock at an exercise price of $0.505 per share in lieu of a cash payment. The options are subject to shareholder approval of an increase in the number of shares available under the 1994 Stock Plan.

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..    Upon the commencement of your employment as the President and Chief
     Executive Officer, the Company will nominate you for a position on the Board of Directors of the Company.

The following additional benefits will be provided to you:

..    You will be provided a $1,000 per month car allowance.

..    Business travel and commuting costs on behalf of Sheldahl and housing costs will be governed by Company policy.

..    You shall be eligible to participate in the Company's 401(k), life insurance, disability, flexible benefits and health care plans.

..    If your employment is terminated without cause, in lieu of severance under the Company's severance policy, you will receive 52 weeks of pay at your base salary (minus applicable withholding) and for 52 weeks the Company will pay the employer's share of the cost of your family health care insurance and long-term disability insurance as if you had continued as an employee. For the purpose of this paragraph, "cause" means (a) a felony conviction or the failure to contest prosecution for a felony, or willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company; or (b) any material failure to discharge your duties and responsibilities in your position which is not cured within 30 days after written notice is given to you.

..    If you voluntarily terminate your employment based upon a good reason at any time on or before December 3, 2001, for a period of 52 weeks or until you obtain substitute employment, whichever is earlier, you will receive your base salary (minus applicable withholding) and the Company will pay the employer's share of the cost of your family health care insurance and long-term disability insurance as if you had continued as an employee. For the purpose of this paragraph, "good reason" means (a) any divestiture of the Company's Interconnect Division or IFT Division on or before December 3, 2001, including any Board action specifically authorizing management to proceed with any such divestiture; or (b) the Company's failure to divest the Materials Business by November 15, 2001; or (c) the Company is unable to establish by November 15, 2001, a new banking relationship that is satisfactory to the Board and is reasonably expected to fund the Company's existing revenue projections through June 2002.

Your starting date will be September 4, 2001. This offer and your continued employment remains contingent on your signing a technical Employee Agreement, a copy of which is enclosed. The Company's payment of severance to you pursuant to the above two paragraphs will be considered an offset against payments the Company may be obligated to make to you pursuant to paragraph IV(B) of the Employment Agreement. The offer is also contingent upon completion of referencing to the Company's satisfaction.

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You will be provided a brochure describing our Flexible Benefits Program and a Salaried Employee's Handbook. Please let me know if you have any questions regarding benefits.

Please signify your acceptance of our offer by signing and returning one copy of this letter and the Employee Agreement to me. Please feel free to contact me with any questions you may have. I am confident that you will find Sheldahl to be a challenging and rewarding career opportunity. I am delighted by the prospect of working with you to make a positive and lasting impact on this Company and to provide value to all of our stockholders.

Sincerely,


  /s/ John D. Lutsi
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John D. Lutsi
Chairman
Sheldahl, Inc.

I agree to and accept employment with Sheldahl, Inc. on the terms and conditions set forth in this Agreement.


  /s/ Benoit Y. Pouliquen                              8/2/01
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Benoit Y. Pouliquen                          Date

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